Exhibit 99.1
Calumet Specialty Products Partners, L.P. Reports Second Quarter 2006 Earnings
Highlights for the quarter ended June 30, 2006 are as follows:
•	Reported Adjusted EBITDA of $29.4 million and $55.5 million for the three and six months ended June 30, 2006.

•	Declared a second quarter 2006 distribution of $0.45 per unit on July 21, 2006, payable on August 14, 2006 to unitholders of record on August 4, 2006.

•	Completed a follow-on equity offering in July 2006, raising $103.5 million for the Shreveport refinery expansion project.
INDIANAPOLIS—(PR NEWSWIRE)—August 10, 2006—Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership” or “Calumet”) reported net income for the three months ended June 30, 2006 of $23.2 million compared to net income of $18.7 million for the same period in 2005. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA (as defined by the Partnership’s credit agreements) were $28.3 million and $29.4 million, respectively, for the three months ended June 30, 2006 as compared to $26.8 million and $22.9 million, respectively, for the comparable period in 2005. Distributable Cash Flow for the quarter ended June 30, 2006 was $26.3 million.
Net income for the six months ended June 30, 2006 was $26.7 million compared to net income $18.6 for the comparable period in 2005. EBITDA and Adjusted EBITDA were $41.5 million and $55.5 million, respectively, for the six months ended June 30, 2006 as compared to $34.2 million and $35.0 million, respectively, for the same period in 2005. Distributable Cash Flow for the period of February 1, 2006 to June 30, 2006 was $44.7 million. (See the section of this release titled “Non-GAAP Financial Measures” and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles (“non-GAAP”) financial measures, definitions of such measures, and reconciliations of such measures to the comparable GAAP measures.)
The earnings and financial position for the six months ended June 30, 2006 include the financial results of Calumet Lubricants Co., L.P. (the “Predecessor”) through January 31, 2006. For the period from January 1, 2006 to January 31, 2006, the Predecessor generated net income of $4.4 million, EBITDA of $9.8 million, and Adjusted EBITDA of $4.5 million. Substantially all of the assets and operations of the Predecessor and its consolidated subsidiaries were contributed to the Partnership in connection with the closing of the Partnership’s initial public offering during the first quarter of 2006 (the “IPO”).
“During the second quarter of 2006, we continued our strong performance,” said Bill Grube, Calumet’s President and CEO. “We have also taken the next steps to grow our business by completing an offering of 3.3 million common units in July 2006, raising net proceeds of $103.5 million to help fund our Shreveport expansion. We expect that the expansion will allow us to provide higher levels of return to our unitholders.”
The Partnership’s performance for the second quarter of 2006 as compared to the second quarter of 2005 was positively impacted by widened specialty and fuel products margins and an improved product mix due to less sales volume of asphalt and by-products, and lower operating costs, partially offset by increased transportation expenses resulting primarily from higher rail service prices and higher sales volume as well as realized losses on derivative instruments used to hedge our fuel products margin.

Total Specialty Products segment sales volume for the second quarter of 2006 was 26,813 barrels per day (bpd) as compared to 25,473 bpd for the same period in the prior year, an increase of 1,340 bpd, or 5.3%.
Total Fuel Products segment sales volume for the second quarter of 2006 was 23,934 bpd as compared to 23,604 bpd in the same period for the prior year, an increase of 330 bpd, or 1.4%.
Gross profit by segment for the second quarter of 2006 for the Specialty Products and Fuel Products segments was $40.5 million and $17.6 million, respectively, compared to $20.6 million and $9.9 million, respectively, for the same period in 2005. For the three months ended June 30, 2006, Calumet began accounting for certain derivatives hedging our fuel products sales and crude oil purchases as cash flow hedges and thus the impact is reflected in gross margin in our fuel products segment. Derivative instruments not qualifying for hedge accounting are recorded to gain (loss) on derivative instruments in other income (expense).
As previously announced on July 21, 2006, the Partnership declared its quarterly cash distribution of $0.45 per unit for the quarter ended June 30, 2006. The distribution will be paid on August 14, 2006 to unitholders of record on August 4, 2006.
     The following table sets forth information about our combined refinery operations. Refining production volume differs from sales volumes due to changes in inventory.

	Calumet	Predecessor	Calumet (1)	Predecessor
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Sales volume (bpd):
Specialty Products sales volume	26,813	25,473	26,834	24,033
Fuel Products sales volume	23,934	23,604	24,591	19,740

Total (2)	50,747	49,077	51,425	43,773

Total feedstock runs (bpd) (3)	53,363	51,913	52,869	47,013

Refinery production (bpd) (4)
Specialty Products:
Lubricating oils	12,101	11,230	11,899	10,666
Solvents	5,671	5,112	5,012	4,271
Waxes	1,226	849	1,186	867
Asphalt and other by-products	7,911	7,467	6,742	6,484
Fuels	2,612	2,769	2,561	2,583

Total	29,521	27,427	27,400	24,871

Fuel Products (bpd):
Gasolines	8,987	7,990	9,491	7,200
Diesel fuels	7,018	9,898	7,369	8,851
Jet fuels	6,581	4,778	6,942	4,278
Asphalt and other by-products	604	773	452	433

Total	23,190	23,439	24,254	20,762

Total refinery production	52,711	50,866	51,654	45,633

(1)	Includes the period of January 1, 2006 through January 31, 2006 for the Predecessor.

(2)	Total sales volume includes sales from the production of the Partnership’s refineries and sales of inventories.

(3)	Feedstock runs represents the barrels per day of crude oil and other feedstocks processed at the Partnership’s refineries.

(4)	Total refinery production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other refinery feedstocks at the Partnership’s refineries. The difference between total refinery production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of end products and volume loss.
Update on Calumet’s Internal Growth Project at its Shreveport Refinery
As previously announced, the Partnership has commenced a major capital improvement project at the Shreveport refinery, which is expected to be completed and fully operational in the third quarter of 2007 and should increase this refinery’s crude oil throughput capacity by approximately 40% over current levels. During the second quarter of 2006, we purchased significant operating equipment for the project and had a total of $17.5 in capital expenditures related to the project. In July 2006, we completed a follow-on public offering of 3.3 million common units to help fund the project and applied for an air quality permit for the project with the Louisiana Department of Environmental Quality. We have also made significant progress in securing other key operating equipment for the expansion project.
The Partnership is a leading independent producer of high-quality, specialty hydrocarbon products in North America. The Partnership processes crude oil into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products. The Partnership also produces fuel products including gasoline, diesel fuel and jet fuel. The Partnership is based in Indianapolis, Indiana and has three refineries located in northwest Louisiana.
A conference call is scheduled for 2:00 p.m. ET (1:00 p.m. CT) Friday, August 11, 2006, to discuss the financial and operational results for the second quarter of 2006. Anyone interested in listening to the presentation may call 866-510-0712, passcode 72407844. For international callers, the dial-in number is 617-597-5380, passcode 72407844. The live internet webcast and the replay can be accessed on Calumet’s website, www.calumetspecialty.com.
The telephonic replay is available in the United States by calling 888-286-8010 and entering passcode 50102156. International callers can access the replay by calling 617-801-6888, passcode 50102156. The replay will be available beginning Friday, August 11, 2006, at approximately 4:00 p.m. until Friday, August 25, 2006.
The information contained in this press release is available on the Partnership’s website at http://www.calumetspecialty.com.
Cautionary Statement Regarding Forward-Looking Statements
Some of the information in this release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties that are difficult to predict and may be beyond our control. These risks and uncertainties include the success of the Partnership’s risk management activities; the availability of, and the Partnership’s ability to consummate, acquisition or combination opportunities; the Partnership’s access to capital to fund acquisitions and its ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses; environmental liabilities or events that are not covered by an indemnity; insurance or existing reserves; maintenance of the Partnership’s credit rating and ability to receive open credit from its suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; the effects of competition; continued creditworthiness of, and performance by, counter parties; the impact of crude oil price fluctuations; the impact of current and future laws, rulings and governmental regulations; shortages or cost increases of power supplies, natural gas, materials or labor; weather interference with business operations or project construction; fluctuations in the debt and equity markets; and general economic, market or business conditions. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this release as well as the Partnership’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, which could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement. The statements regarding the Shreveport expansion project’s expected completion date, and the resulting increases in production levels and unitholder returns, as well as other matters discussed in this news release that are not purely historical data, are forward-looking statements.
Non-GAAP Financial Measures
We include in this release the non-GAAP financial measures of EBITDA, Adjusted EBITDA, and Distributable Cash Flow, and provide reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income and (in the case of EBITDA and Adjusted EBITDA) cash flow from operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.
EBITDA and Adjusted EBITDA are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
We define EBITDA as net income plus interest expense, taxes and depreciation and amortization. We define Adjusted EBITDA to be Consolidated EBITDA as defined in our credit facilities. Consistent with that definition, Adjusted EBITDA, for any period, equals: (1) net income plus (2)(a) interest expense; (b) taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for derivative activities; (e) unrealized items decreasing net income (including the non-cash impact of restructuring; decommissioning and asset impairments in the periods presented); and (f) other non-recurring expenses reducing net income which do not represent a cash item for such period; minus (3)(a) tax credits; (b) unrealized items increasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); (c) unrealized gains from mark to market accounting for derivative activities; and (d) other non-cash recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period. We are required to report Adjusted EBITDA to our lenders under our credit facilities and it is used to determine our compliance with the consolidated leverage test thereunder.
We believe that Distributable Cash Flow provides additional information for investors to evaluate the Partnership’s ability to declare and pay distributions to unitholders.
We define Distributable Cash Flow as Adjusted EBITDA less maintenance capital expenditures, cash interest expense and income tax expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per unit data)

	Calumet	Predecessor	Calumet	Predecessor
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	Unaudited		Unaudited
Sales	$429,925	$301,562	$827,619	$531,111
Cost of sales	371,850	271,026	718,594	474,459

Gross profit	58,075	30,536	109,025	56,652

Operating costs and expenses:
Selling, general and administrative	5,209	5,006	10,138	8,398
Transportation	14,595	9,271	28,502	19,994
Taxes other than income taxes	903	748	1,817	1,480
Other	168	175	284	332
Restructuring, decommissioning and asset impairments	—	1,797	—	2,165

Operating income	37,200	13,539	68,284	24,283

Other income (expense):
Interest expense	(2,157)	(5,091)	(6,133)	(9,955)
Debt extinguishment costs	—	—	(2,967)	--
Gain (loss) on derivative instruments	(11,867)	10,214	(32,662)	4,166
Other	31	55	230	94

Total other income (expense)	(13,993)	5,178	(41,532)	(5,695)

Net income before income taxes	23,207	18,717	26,752	18,588
Income tax expense	52	—	66	—

Net income	$23,155	$18,717	$26,686	$18,588

Allocation of net income:
Less: Net income applicable to Predecessor for the period through January 31, 2006	¯		4,408

Net income applicable to Calumet	23,155		22,278
Minimum quarterly distribution to common unitholders, prorated	(5,880)		(9,765)
General partner’s incentive distribution rights	(3,271)		(3,271)
General partner’s interest in net income	(264)		(246)
Common unitholders’ share of income in excess of minimum quarterly distribution	(3,930)		(3,930)
Subordinated partners’ interest in net income	9,810		5,066

Basic and diluted net income per limited partners’ unit:
Common	$0.75		$1.05

Subordinated	$0.75		$0.39

Weighted average limited partner common units outstanding — basic and dilutive	13,066		13,007
Weighted average limited partner subordinated units outstanding — basic and dilutive	13,066		13,066

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	Calumet	Predecessor
	June 30, 2006	December 31, 2005
	Unaudited
Assets
Current assets:
Cash	$563	$12,173
Accounts receivable, net	133,655	115,294
Inventories	104,576	108,431
Derivative assets	791	3,359
Prepaid expenses and other current assets	5,148	19,650

Total current assets	244,733	258,907

Property, plant and equipment, net	144,278	127,846
Other noncurrent assets, net	3,814	12,964

Total assets	$392,825	$399,717

Liabilities and partners’ capital
Current liabilities:
Accounts payable	$87,602	$44,759
Other current liabilities	15,555	17,470
Current portion of long-term debt	500	500
Derivative liabilities	69,197	30,449

Total current liabilities	172,854	93,178
Long-term debt, less current portion	58,493	267,485
Total liabilities	231,347	360,663

Partners’ capital	183,833	38,557
Other comprehensive (loss) income	(22,355)	497

Total Partner’s capital	161,478	39,054

Total liabilities and partners’ capital	$392,825	$399,717

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Calumet	Predecessor
	Six Months Ended June,
	2006	2005
	Unaudited	Unaudited
Operating activities
Net income	$26,686	$18,588
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,634	5,615
Provision for doubtful accounts	202	162
Loss on disposal of property and equipment	50	5
Restructuring, decommissioning and asset impairments	—	1,718
Debt extinguishment costs	2,967	—
Changes in assets and liabilities:
Accounts receivable	(18,713)	(36,252)
Inventories	3,855	(21,594)
Prepaid expenses and other current assets	14,502	4,104
Derivative activity	18,462	(1,901)
Other noncurrent assets	3,955	(153)
Accounts payable	42,799	(32,535)
Other current liabilities	(1,604)	5,248
Net cash provided by (used in) operating activities	98,795	(56,995)

Investing activities
Additions to property, plant and equipment	(22,453)	(8,332)
Proceeds from disposal of property, plant and equipment	80	11
Net cash used in investing activities	(22,373)	(8,321)

Financing activities
Net proceeds (payments) on borrowings	(208,992)	50,745
Proceeds from initial public offering	138,743	—
Contribution from Calumet GP, LLC	375	—
Cash distribution to Calumet Holding, LLC	(3,258)	—
Distribution to Predecessor partners	(6,900)	—
Distribution to partners	(8,000)	—

Cash provided by (used in) financing activities	(88,032)	50,745

Net decrease in cash	(11,610)	(14,751)
Cash at beginning of period	12,173	18,087

Cash at end of period	563	3,516

Supplemental disclosure of cash flow information
Interest paid	5,958	9,477
Taxes paid	15	—

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA, AND
DISTRIBUTABLE CASH FLOW
(in thousands)

	Calumet	Predecessor	Calumet	Predecessor
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	Unaudited
Net income	$23,155	$18,717	$26,686	$18,588
Add:
Interest expense and debt extinguishment costs	2,157	5,091	9,100	9,955
Depreciation and amortization	2,961	3,011	5,634	5,615
Income tax expense	52	—	66	—

EBITDA	28,325	26,819	41,486	34,158

Add:
Unrealized losses (gains) from mark to market accounting for derivative activities	(168)	(6,559)	17,547	(3,563)
Non-cash impact of restructuring, decommissioning and asset impairments	—	1,230	—	1,599
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	1,233	1,421	(3,534)	2,843

Adjusted EBITDA	29,390	$22,911	$55,499	$35,037

Less:
Adjusted EBITDA attributable to Predecessor	—		(4,494)
Maintenance capital expenditures (a)	(967)		(1,865)
Cash interest expense (b)	(2,024)		(4,335)
Income tax expense	(52)		(66)
Distributable Cash Flow	26,347		$44,739

(a)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.

(b)	Cash interest expense is net of amortization charges associated with deferred debt issuance costs.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF ADJUSTED EBITDA AND EBITDA TO NET CASH PROVIDED BY
(USED IN) OPERATING ACTIVITIES
(in thousands)

	Calumet	Predecessor
	Six Months Ended
	June 30, 2006
	2006	2005
	Unaudited
Adjusted EBITDA	$55,499	$35,037
Add:
Unrealized (losses) gains from mark to market accounting for derivative activities	(17,547)	3,563
Non-cash impact of restructuring, decommissioning and asset impairments	—	(1,599)
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	3,534	(2,843)
EBITDA	41,486	34,158

Add:
Interest expense	(6,133)	(9,955)
Income tax expense	(66)	—
Provision for doubtful accounts	202	162
Restructuring, decommissioning and asset impairments	—	1,718
Changes in operating working capital:
Accounts receivable	(18,713)	(36,252)
Inventory	3,855	(21,594)
Other current assets	14,502	4,104
Derivative activity	18,462	(1,901)
Accounts payable	42,799	(32,535)
Accrued liabilities	(1,604)	5,248
Other, including changes in non current assets and liabilities	4,005	(148)

Net cash provided by (used in) operating activities	$98,795	$(56,995)

(a)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.

(b)	Cash interest expense is net of amortization charges associated with deferred debt issuance costs.